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                                                                    Exhibit 14.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 under the Securities Act of 1933, as amended, of our report dated August 21, 2007, relating to the financial statements and financial highlights of Van Kampen Equity Growth Fund appearing in the Annual Report on Form N-CSR of Van Kampen Series Funds, Inc. for the year ended June 30, 2007, and to the references to us under the headings "Other Service Providers" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.


/S/ DELOITTE & TOUCHE LLP

Chicago, Illinois
November 8, 2007